As filed with the Securities and Exchange Commission on June 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HELIUS MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4787690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

642 Newtown Yardley Road, Suite 100 Newtown, Pennsylvania	18940
(Address of principal executive offices)	(Zip code)

Helius Medical Technologies, Inc. 2018 Omnibus Incentive Plan, as amended

(Full title of the plan)

Dane C. Andreeff

Interim President and Chief Executive Officer

Helius Medical Technologies, Inc.

642 Newtown Yardley Road, Suite 100

Newtown, Pennsylvania 18940

(215) 944-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Phillip D. Torrence, Esq.

Meredith Ervine, Esq.

Honigman LLP

650 Trade Center Way, Suite 200

Kalamazoo, Michigan 49002-0402

(269) 337-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, $0.001 par value per share	565,000	$13.45(2)	$7,596,425 (2)	$828.77

(1)

Represents shares of the Registrant’s Class A common stock issuable under the Helius Medical Technologies, Inc. 2018 Omnibus Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate amount of additional shares of Registrant’s Class A common stock that become issuable under the Plan by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or other similar transaction that affects the stock so that an adjustment is appropriate in order to prevent dilution of the rights of participants under such Plan.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Capital Market on May 28, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Helius Medical Technologies, Inc., a Delaware corporation (“Helius” or the “Registrant”), for the purpose of registering an additional 565,000 shares of the Registrant’s Class A Common Stock, $0.001 par value per share (the “Common Stock”), issuable pursuant to the Helius Medical Technologies, Inc. 2018 Omnibus Incentive Plan, as amended (the “Plan”).

Pursuant to General Instruction E to Form S-8, this Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the Plan is effective, and the Registrant’s Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on February 15, 2019 (File No. 333-229724) registering shares of Common Stock issuable under the Plan is incorporated by reference in and made part of this Registration Statement, except as amended hereby. In accordance with the instructional note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)

the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on March 10, 2021 (including information specifically incorporated by reference therein from the Registrant’s Proxy Statement filed with the Commission on April 23, 2021);

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the Commission on May 17, 2021;

(c)

the Registrant’s Current Reports on Form 8-K filed with the Commission on January  11, 2021, January  19, 2021, February  1, 2021, March  4, 2021, March  11, 2021, as amended on April  19, 2021, March  29, 2021, April  7, 2021 and May 27, 2021; and

(d)

the description of the Registrant’s Common Stock contained in the Registrant’s Form 8-A (File No. 001-38445) filed with the Commission on April  4, 2018, as amended by the description of the Common Stock contained in Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, and as further amended by any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Notwithstanding anything herein, the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K.

Any statement herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated bylaws provide that: (1) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (2) we may, in our discretion, indemnify our other officers, employees and agents as set forth in the Delaware General Corporation Law; (3) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors and executive officers in connection with certain legal proceedings; (4) the rights conferred in the bylaws are not exclusive; (5) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents; and (6) we may secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Registrant’s certificate of incorporation, as amended. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

Insurance Policy

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

The foregoing summaries are not intended to be exhaustive and are qualified in their entirety by reference to the complete text of the statute, the Registrant’s certificate of incorporation, as amended and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 8.	Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Certificate of Conversion filed with the Delaware Secretary of State on July 18, 2018 (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed August 9, 2018)

4.2	Certificate of Incorporation, as corrected (incorporated by reference to Exhibit 3.1 to the Form 8-K filed October 30, 2018)

4.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on December 31, 2020)

4.4	Bylaws as amended and restated (incorporated by reference to Exhibit 3.3 to the Form 10-Q filed August 9, 2018)

4.5	2018 Omnibus Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to the Form 10-Q filed November 8, 2018)

4.5	Amendment No. 2 to 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K filed May 27, 2021)

4.6	2018 Omnibus Incentive Plan Form of Option Grant Agreement (incorporated by reference to Exhibit 10.3 to the Form 10-Q filed November 8, 2018)

4.7	2018 Omnibus Incentive Plan Form of Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.4 to the Form 10-Q filed November 8, 2018)

4.8	2018 Omnibus Incentive Plan Form of Option Grant Agreement – 2020 Retention Grant (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on October 7, 2020)

4.9	2018 Omnibus Incentive Plan Form of Stock Grant Notice and Award Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed April 7, 2021)

5.1	Opinion of Honigman LLP (filed herewith)

23.1	Consent of BDO USA, LLP (filed herewith)

23.2	Consent of Honigman LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included after the signature of the Registrant contained on Signature Page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in City of Newtown, State of Pennsylvania, on June 1, 2021.

Helius Medical Technologies, Inc.

By:	/s/ Dane C. Andreeff
Name: Dane C. Andreeff
Title: Interim President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dane C. Andreeff and Joyce LaViscount as his or her true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him in any and all capacities, to sign the Registration Statement on Form S-8 of Helius Medical Technologies, Inc., and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dane Andreeff Dane Andreeff	Interim President, Chief Executive Officer (Principal Executive Officer) and Director	June 1, 2021

/s/ Joyce LaViscount Joyce LaViscount	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	June 1, 2021

/s/ Edward M. Straw Edward M. Straw	Director	June 1, 2021

/s/ Jeffrey Mathiesen Jeffrey Mathiesen	Director	June 1, 2021

/s/ Mitchell E. Tyler Mitchell E. Tyler	Director	June 1, 2021

/s/ Blane Walter Blane Walter	Director	June 1, 2021

/s/ Sherrie Perkins Sherrie Perkins	Director	June 1, 2021